UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

Public Service Enterprise Group Incorporated

(Exact name of registrant as specified in its charter)

New Jersey	001-09120	22-2625848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Park Plaza

Newark, New Jersey 07102

(Address of principal executive offices) (Zip Code)

973 430-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock without par value	PEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01	Other Events

On March 14, 2022, Public Service Enterprise Group Incorporated (PSEG) entered into a Master Confirmation and Supplemental Confirmation with Goldman Sachs & Co. LLC (GS) to effect an accelerated share repurchase (ASR Agreement) of $250.0 million of shares of PSEG’s outstanding common stock, without par value (Common Stock). The share repurchases pursuant to the ASR Agreement will be completed under PSEG’s current share repurchase authorization. Under the ASR Agreement, PSEG will receive initial delivery of approximately 3.0 million shares of Common Stock on March 16, 2022, representing approximately 80% of the total number of shares of Common Stock initially underlying the ASR Agreement, based on the closing price of the Common Stock of $65.72 on March 11, 2022. The total number of shares that PSEG will repurchase under the ASR Agreement will be based on the volume-weighted average price of the Common Stock during the term of the ASR Agreement, less a discount, and subject to potential adjustments pursuant to the terms and conditions of the ASR Agreement. The ASR Agreement provides that final settlement of the shares of Common Stock repurchased under the ASR Agreement will generally occur in June 2022, unless the scheduled termination date of the ASR Agreement is accelerated. If the final settlement is in PSEG’s favor, then GS’ obligations to PSEG will be satisfied by delivery of additional shares of PSEG’s Common Stock and cash payment for any fractional shares. If final settlement is in GS’ favor, then PSEG’s obligations to GS will be satisfied by delivery of either cash or shares of PSEG’s Common Stock at PSEG’s election.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
(Registrant)

By:	/s/ Rose M. Chernick
ROSE M. CHERNICK
Vice President and Controller
(Principal Accounting Officer)

Date: March 14, 2022